EX-4.fff

                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY
                                                                 A STOCK COMPANY

                       HIGHEST QUARTERLY ANNIVERSARY VALUE
                  GUARANTEED MINIMUM DEATH BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT.

ONCE EFFECTIVE, THE GUARANTEED MINIMUM DEATH BENEFIT (GMDB) CANNOT BE TERMINATED EXCEPT AS PROVIDED IN THE TERMINATION PROVISION BELOW AND THE OWNER(S) MAY NOT BE CHANGED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1)   The following language is added to the CONTRACT DATA PAGE of the Contract:

"GUARANTEED MINIMUM DEATH BENEFIT (GMDB) CHARGE:

                    On a quarterly basis, this charge equals [0.0750%] of the GMDB Benefit Base and is deducted from the Contract Value
                    (i) at the end of each Contract Quarter; and (ii) upon the Latest Income Date or upon termination of the GMDB prior to the Latest Income Date."

2)   The following language is added to the DEFINITIONS section of the Contract:

"CONTRACT QUARTER. The three-month period beginning on the Issue Date or any Contract Quarterly Anniversary.

CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date.

EFFECTIVE DATE. If elected at issue, the Effective Date for this endorsement is the Issue Date of the Contract. Otherwise, the Effective Date for this endorsement is shown below.

GMDB BENEFIT BASE. The GMDB Benefit Base is equal to the greatest of the adjusted quarterly Contract Values from the Effective Date and every subsequent Contract Quarterly Anniversary prior to the earlier of the date the GMDB Benefit Base is determined or the Owner's [81st] birthday. Each adjusted quarterly Contract Value is equal to:
     a. the Contract Value on the Effective Date or Contract Quarterly Anniversary,
     b. adjusted for any withdrawals subsequent to that date (including any applicable charges and adjustments for such withdrawals),
     c. plus any Premium paid (net of any applicable premium taxes) subsequent to that date.

For the purpose of calculating the GMDB Benefit Base, (a) all adjustments will occur at the time of the withdrawal or Premium payment, and (b) all adjustments for amounts withdrawn will reduce the GMDB Benefit Base in the same proportion that the Contract Value was reduced on the date of such withdrawal."

3) The DEFINITIONS section of the Contract is amended by the revision of the following:

"CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary."

4) The DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

"DEATH BENEFIT  AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greatest of:
1. the current Contract Value (less any charges due upon death under any optional endorsements to the Contract); or
2. all Premiums paid into the Contract (net of any applicable premium taxes) adjusted for any withdrawals (including any applicable charges and adjustments to such withdrawals) in proportion to the reduction in the Contract Value at the time of the withdrawal; or
3.   the GMDB Benefit Base.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies)."

5)   The  following  language is added to the DEATH  BENEFIT  PROVISIONS  of the
     Contract:

"DEATH BENEFIT AMOUNT AFTER THE INCOME DATE. If the Income Date precedes the Latest Income Date, this endorsement terminates on the Income Date and no death benefit is payable. If the Income Date is the Latest Income Date, the death benefit amount is equal to the excess, if any, of a. over b. where:
a. is the GMDB Benefit Base as determined at the end of the Business Day (after all applicable transactions for the day, including any applicable withdrawal adjustments) on the Latest Income Date; and
b. is the current Contract Value as determined at the end of the Business Day (after all applicable transactions for the day, including the prorated GMDB Charge) on the Latest Income Date.

The death benefit amount will be payable to the Beneficiary(ies) upon the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order. If the Owner is not deceased as of the date that the final annuity payment under the elected income option is due, the death benefit amount will be payable in a lump sum to the to the Owner along with the final annuity payment and the endorsement will terminate."

MISSTATEMENT OF AGE. If the age of any Owner is incorrectly stated at the time of the election of the GMDB, on the date the misstatement is discovered, the GMDB Benefit Base will be re-determined based on the correct age. If the age at election of the Owner (or oldest Joint Owner) falls outside the allowable age range, the GMDB will be null and void and all GMDB Charges will be refunded.

7595                                                      2

ASSESSMENT OF GMDB CHARGE. The GMDB Charge is specified above. This charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Separate Account Contract Value and the Fixed Account Contract Value. GMDB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMDB Charge will not affect the value of the Accumulation Units.

Upon the Latest Income Date, a pro rata GMDB Charge will be deducted from Your Contract Value for the period since the last quarterly GMDB Charge; or, upon termination prior to the Latest Income Date, a pro rata GMDB Charge will be deducted from Your Contract Value for the period since the last quarterly GMDB Charge. No GMDB Charge will be deducted after the Latest Income Date.

The GMDB Charge will be calculated before any adjustments to the GMDB Benefit Base for withdrawals.

TERMINATION. The GMDB will terminate and all benefits under this endorsement will cease on the earlier of:
1. any date preceding the Latest Income Date upon which the Owner elects to receive income payments under the Contract;
2.   the date of a full surrender;
3. any date preceding the Latest Income Date upon which the Contract Value falls to zero for any reason;
4. the date upon which due proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at Our Service Center in Good Order; or
5. the date after the Latest Income Date upon which the death benefit is paid to the Owner with the final annuity payment due under the elected income option.

Endorsement Effective Date (if different from Issue Date of the Contract): _____

                                         Signed for the
                                         Jackson National Life Insurance Company
                                         CLARK P. MANNING
                                         Clark P. Manning
                                         President and Chief Executive Officer

7595                                                      3